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                                                                      EXHIBIT 99



               SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

         The Private Securities Litigation Reform Act of 1995 (as used in this
Exhibit 99, the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. FRD Acquisition Co. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance, finances and management's plans and objectives, contained or incorporated by reference in the Company's 2001 Annual Report on Form 10-K (the "Annual Report") is forward-looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. The following factors, in addition to those set forth in the Annual Report and other possible factors not listed, could also affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

THE RESTAURANT BUSINESS IS HIGHLY COMPETITIVE.

         The restaurant business is highly competitive and the competition is expected to increase. If the Company is unable to compete effectively, its business will be adversely affected. The following are important aspects of competition:

         -        price;

         -        restaurant location;

         -        food quality;

         -        quality and speed of service;

         -        attractiveness and repair and maintenance of facilities; and

         -        the effectiveness of marketing and advertising programs.

         The Company's restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than the Company does) to locally owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.


FOOD SERVICE BUSINESSES MAY BE ADVERSELY AFFECTED BY CHANGES IN CONSUMER TASTES, ECONOMIC CONDITIONS AND DEMOGRAPHIC TRENDS.

         Food service businesses are often adversely affected by changes in:

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         -        consumer tastes;

         -        national, regional and local economic conditions; and

         -        demographic trends.

         The performance of individual restaurants may be adversely affected by factors such as:

         -        traffic patterns;

         -        demographic consideration; and

         -        the type, number and location  restaurants.

         Multi-unit food service chains such as the Company's can also be materially and adversely affected by publicity resulting from:

         -        poor food quality;

         -        illness;

         -        injury; and

         -        other health concerns or operating issues.

         Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, the food service industry in general and the Company's results of operations and financial condition in particular may also be adversely affected by unfavorable trends or developments such as:

         -        inflation;

         -        increased food costs;

         - labor and employee benefits costs (including increases in minimum hourly wage and employment tax rates);

         -        regional weather conditions; and

         - the availability of experienced management and hourly employees.

THE LOCATIONS WHERE THE COMPANY HAS RESTAURANTS MAY CEASE TO BE ATTRACTIVE AS DEMOGRAPHIC PATTERNS CHANGE.

         The success of the Company's owned and franchised restaurants is significantly influenced by location. Current locations may not continue to be attractive as demographic patterns change. It is possible


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that the neighborhood or economic conditions where the Company's restaurants are located could decline in the future, potentially resulting in reduced sales in those locations.

THERE ARE NUMEROUS RISKS RELATED TO FRANCHISING AND LICENSING.

         Franchising and licensing of the Company's brands also presents certain financial risks. The family dining industry is intensely competitive, and some of the Company's franchisees and licensees are and will be highly leveraged. Some of its current franchisees and licensees have recently experienced financial difficulties. Financial problems of the Company's franchisees and licensees adversely affect its royalty income and the value of its brands.

NUMEROUS GOVERNMENT REGULATIONS IMPACT OUR BUSINESS.

         The Company and its franchisees are subject to federal, state and local laws and regulations governing, among other things:

         -        health;

         -        sanitation;

         -        environmental matters;

         -        safety;

         -        the sale of alcoholic beverages; and

         - hiring and employment practices, including minimum wage laws.

         Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the American With Disabilities Act of 1990. The operation of the Company's franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. If the Company or its franchisees fail to comply with these laws and regulations, the Company could be subjected to closure, fines, penalties, and litigation, which may be costly. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.

NEGATIVE PUBLICITY GENERATED BY INCIDENTS AT A FEW RESTAURANTS CAN ADVERSELY AFFECT THE OPERATING RESULTS OF OUR CHAINS AS A WHOLE.

         Food safety concerns, criminal activity, alleged discrimination or other operating issues stemming from one restaurant or a limited number of restaurants do not just impact that particular restaurant or a limited number of restaurants. Rather, the entire chain of restaurants is at risk from negative publicity generated by an incident at a single restaurant. This negative publicity can adversely affect the operating results of the Company's chains as a whole.



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